Exhibit 99.1
ManorCare
News Release

For Immediate Release

Contact:
Geoffrey G. Meyers, Chief Financial Officer
419/252-5545
e-mail gmeyers@hcr-manorcare.com

Manor Care Prices $400 Million 2.125% Convertible
Senior Note Offering

TOLEDO, Ohio, July 27, 2005 — Manor Care, Inc. (NYSE:HCR) announced today that it has priced a private offering of $400 million aggregate principal amount of its 2.125% convertible senior notes due 2035. The sale of the convertible notes is expected to close on August 1, 2005, subject to customary closing conditions.

The convertible notes will pay interest semiannually in arrears at an annual rate of 2.125 percent until August 1, 2010 and at an annual rate of 1.875 percent thereafter. The notes will be convertible under certain circumstances into a combination of cash and shares of Manor Care’s common stock at an initial conversion rate of 22.35 shares per $1,000 principal amount of notes (an initial conversion price of approximately $44.75 per share). The initial conversion price represents a 20 percent premium to the $37.29 per share closing price of Manor Care’s common stock on the New York Stock Exchange on July 26, 2005. In general, upon conversion of a note, the holder of each note will receive cash equal to the lesser of the principal amount of the note or the conversion value of the note and common stock of Manor Care for any conversion value in excess of such principal amount.

In connection with the offering, the company has entered into convertible note hedge and warrant option transactions in respect of Manor Care common stock with one of the initial purchasers of the notes. These transactions have no effect on the terms of the notes and are intended to reduce the potential dilution upon future conversion of the notes by effectively increasing the conversion price to $59.66 per

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share, representing a 60 percent conversion premium to the per share closing price on July 26, 2005. The party to such transactions has advised Manor Care that it has entered into various over-the-counter derivative transactions and purchased shares of Manor Care common stock simultaneously with the pricing of the notes and may continue to do so shortly after the pricing. In addition, the initial purchaser may continue to purchase and may sell or enter into other transactions relating to shares of Manor Care common stock in secondary market transactions following the pricing of the notes (including during the cash settlement averaging period relating to the notes).

On or after August 1, 2010, Manor Care may unconditionally redeem any of the notes at a redemption price in cash equal to 100 percent of the principal amount of the notes, plus any accrued and unpaid interest to, but excluding, the redemption date. On each of August 1, 2010, August 1, 2015, August 1, 2020, August 1, 2025 and August 1, 2030 or upon the occurrence of a fundamental change, holders may require Manor Care to purchase all or any portion of their notes at a purchase price in cash equal to 100 percent of the principal amount of the notes, plus any accrued and unpaid interest to, but excluding, the purchase date. The notes will mature on August 1, 2035. The notes will be guaranteed by substantially all of the company’s subsidiaries.

Manor Care intends to use the net proceeds from the offering (i) to purchase approximately $110 million of Manor Care common stock, expected to commence concurrently with this offering, depending on market conditions, in privately negotiated transactions, (ii) to redeem $100 million principal amount of the 71/2% Senior Notes due 2006 of Manor Care’s wholly owned subsidiary, Manor Care of America, Inc., (iii) to pay the net cost of the convertible note hedge and warrant option transactions and (iv) for general corporate purposes, including additional repurchases of Manor Care common stock.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities. The offering will be made only to qualified institutional buyers in

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accordance with Rule 144A under the Securities Act of 1933, as amended. The notes, the subsidiary guarantees and the underlying common stock issuable upon conversion have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and unless so registered may not be offered or sold in the United States, except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933, as amended, and applicable state securities laws.

Manor Care, Inc., through its operating group HCR Manor Care, is the leading owner and operator of long-term care centers in the United States. The company’s nearly 60,000 employees provide high-quality care for patients and residents through a network of more than 500 skilled nursing centers, assisted living facilities, outpatient rehabilitation clinics, and hospice and home health care offices. Alliances and other ventures supply high-quality pharmaceutical products and management services for professional organizations. The company operates primarily under the respected Heartland, ManorCare and Arden Courts names. Manor Care is committed to being the preeminent care provider in the industry. Shares are traded on the New York Stock Exchange under the ticker symbol HCR.

Statements contained in this press release that are not historical facts may be forward-looking statements within the meaning of federal law. Such forward-looking statements reflect management’s beliefs and assumptions and are based on information currently available to management. The forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of the company to differ materially from those expressed or implied in such statements. Such factors are identified in the public filings made by the company with the Securities and Exchange Commission and include changes in the health care industry because of political and economic influences, changes in regulations governing the industry, changes in reimbursement

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levels including those under the Medicare and Medicaid programs, changes in the competitive marketplace, and changes in current trends in the cost and volume of general and professional liability claims. There can be no assurance that such factors or other factors will not affect the accuracy of such forward-looking statements.